UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 25, 2019

FS KKR Capital Corp.

(Exact name of Registrant as specified in its charter)

Maryland	814-00757	26-1630040
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Rouse Boulevard Philadelphia, Pennsylvania	19112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 495-1150

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock	FSK	New York Stock Exchange

Item 1.01. Entry into a Material Definitive Agreement.

On June 25, 2019, FS KKR MM CLO 1 LLC (the “Issuer”), a Delaware limited liability company and a wholly owned and consolidated special purpose financing subsidiary of FS KKR Capital Corp. (the “Company”), completed a $378,700,000 million term debt securitization (the “CLO Transaction”). The notes offered by the Issuer in the CLO Transaction (the “2019-1 Notes”) are secured by a diversified portfolio of the Issuer consisting primarily of middle market loans and participation interests in middle market loans and may also include some broadly syndicated loans. The CLO Transaction was executed through a private placement of: (i) $299,400,000 of Class A-1 Senior Secured Floating Rate Notes, which bear interest at the three-month London Interbank Offered Rate (“LIBOR”) plus 1.70%; (ii) $52,300,000 of Class A-2 Senior Secured Floating Rate Notes, which bear interest at LIBOR plus 2.50%; and (iii) $27,000,000 of Class B Secured Deferrable Floating Rate Notes, which bear interest at LIBOR plus 4.10%. The Company has held 100% of the membership interests (the “Membership Interests”) in the Issuer since the Issuer’s formation on January 28, 2019. The Membership Interests do not bear interest and had a nominal value of approximately $128.8 million at closing of the CLO Transaction. The 2019-1 Notes are scheduled to mature on July 15, 2030. On the closing date of the CLO Transaction, in consideration of the Company’s transfer to the Issuer of the initial closing date loan portfolio, which included loans distributed to the Company by certain of the Company’s wholly owned subsidiaries, the Issuer transferred to the Company a portion of the net cash proceeds received from the sale of the 2019-1 Notes. To the extent that the fair market value of the initial closing date loan portfolio sold to the Issuer exceeds the cash purchase price paid by the Issuer in consideration of such loan portfolio, such excess will be deemed a capital contribution made by the Company to the Issuer in respect of the Membership Interests that the Company holds in the Issuer.

The 2019-1 Notes are the secured obligations of the Issuer, and the indenture governing the 2019-1 Notes includes customary covenants and events of default. The 2019-1 Notes have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state securities or “blue sky” laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration.

The Company will serve as portfolio manager to the Issuer pursuant to a portfolio management agreement between the Company and the Issuer (the “Portfolio Management Agreement”). For so long as the Company serves as portfolio manager, the Company will elect to irrevocably waive any base management fee or subordinated interest to which it may be entitled under the Portfolio Management Agreement.

The descriptions of the documentation related to the CLO Transaction contained in this Current Report on Form 8-K do not purport to complete and are qualified in their entirety by reference to the underlying agreements, including Exhibit 10.1 attached hereto.

Item 9.01.	Financial Statements and Exhibits
(d)	Exhibits.
10.1	Indenture, dated June 25, 2019, by and between FS KKR MM CLO 1 LLC and US Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FS KKR Capital Corp.

Date: July 1, 2019	By:	/s/ Stephen Sypherd
	Name:	Stephen Sypherd
	Title:	General Counsel